UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 15, 2011

AQUILEX HOLDINGS LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-166853	02-0795750
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 Peachtree Rd, N.E. Suite 2100, Atlanta, Georgia		30326
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 869-6677

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Aquilex Holdings LLC (“Aquilex”) announces that it is seeking consents from the lenders under its Amended and Restated Credit Agreement, dated April 1, 2010 (the “Credit Agreement”), to amend the Credit Agreement. The purpose of the amendment is to provide additional operational and financial flexibility, including additional headroom under the financial covenants under that agreement.

Item 2.02	Results of Operations and Financial Condition

Aquilex has experienced an improved operating environment over the second half of 2010, although the maintenance, repair and industrial cleaning market has not recovered to levels that Aquilex expected at the time the Credit Agreement was entered into. Based on Aquilex’s preliminary unaudited consolidated results of operations, Aquilex estimates that revenue for 2010 was between approximately $458 million to $463 million, compared to revenue of $480.9 million for 2009, Adjusted EBITDA for 2010 was between approximately $68 million to $73 million, compared to Adjusted EBITDA of $88.0 million for 2009 and capital expenditures for 2010 were between approximately $13 million to $15 million, compared to capital expenditures of $14.8 million for 2009. As of December 31, 2010, approximately $163.6 million in term loans were outstanding under the Credit Agreement, reflecting a voluntary prepayment by Aquilex of outstanding term loans under the Credit Agreement in December 2010 in the amount of $20 million.

Adjusted EBITDA is defined as net income plus interest expense (income), taxes and depreciation and amortization, as adjusted to exclude certain non-cash and other specific items permitted in calculating covenant compliance under the Credit Agreement. The adjustments made in calculating Adjusted EBITDA for 2010 are of substantially the same types as those set forth on Aquilex’s 8-K, dated November 15, 2010, and those made for 2009, and include adjustments for a significant goodwill and intangible impairment charge, non-cash charges for incentive and compensation expense, and restructuring and reorganization expenses.

There can be no assurance that the amendment referred to in this announcement will be obtained or that the purposes described for the amendment will be achieved.

The information furnished in this Current Report under Item 8.01 and Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act.

We have not completed our financial closing procedures for 2010 and our actual results for 2010 could be materially different from the estimates presented in this announcement. In addition as noted above, these results are unaudited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquilex Holdings LLC

By:	/s/ Jay W. Ferguson
Name:	Jay W. Ferguson
Title:	Senior Vice President and Chief Financial Officer

Date: February 15, 2011